Exhibit 1

FOR IMMEDIATE RELEASE Contact Information: Nissin Co., Ltd. Hitoshi Higaki Senior Managing Director Tel: (TOKYO) +81-3-3348-2424 E-mail:Info-ir@nissin-f.co.jp	April 21, 2006
Notice regarding Adjustments in Financial Forecasts of a Subsidiary, APREK CO., LTD.
Nissin Co., Ltd. (the “Company”) hereby announces that, as described in the attached, a subsidiary of the Company (APREK CO., LTD, JASDAQ listing) has revised its financial forecasts for the fiscal year ended March 31, 2006.
The effect on the Company’s financial forecasts for the fiscal year ended March 31, 2006 is expected to be minor.
(Attachment)
APREK CO., LTD.’s “Notice regarding Adjustments in Financial Forecasts for the Fiscal Year Ended March 31, 2006”

FOR IMMEDIATE RELEASE Contact Information: APREK CO., LTD Takaaki Hiramatsu Director and General Manager, General Affairs Dept. Tel: +81-93-533-1115	April 21, 2006

Notice regarding Adjustments in Financial Forecasts for the Fiscal Year Ended March 31, 2006
APREK CO., LTD. (the “Company”) hereby announces that, as described below, the Company has revised its financial forecasts for the fiscal year ended March 31, 2006.(April 1, 2005 – March 31, 2006) that were previously announced on January 26, 2006.
1.	Adjustments in financial forecasts (Japanese GAAP) for the fiscal year ended March 31, 2006 (April 1, 2005 – March 31, 2006)

	(Units: millions of yen except percentages)
	Operating Revenue	Ordinary Income	Net Income
Previous Projections (A)	1,254	(68)	(192)
Revised Projections (B)	1,327	(108)	(193)
Difference (B-A)	73	(40)	(1)
Percent Change (%)	5.8	—	—
(For reference) Previous Fiscal Year’s Results (Fiscal Year Ended March 31, 2005)	1,286	31	12

Note:	Figures of Percent Change in Ordinary Income and Net Income are not stated because of the expectation of a deficit.
2.	Reasons for the adjustments in financial forecasts
(1)  Operating Revenue
With the cooperation of Nissin Co., Ltd. (“Nissin”) which became the parent company of the Company in December 2006, the Company sought to reinforce its business management framework during the 4th Quarter of the fiscal year ended March 31, 2006. In addition, as shown above, the Company has adjusted its forecasts for operating revenue as a result of the gradual rise in demand for funds accompanying the economic recovery of the Kyushu region. This region is the Company’s basic business area, and the balance of the loans receivable significantly exceeds the previous projections.
(2)  Ordinary Income
Taking into account the “Auditing Considerations for Consumer Finance Companies, etc, based on the Supreme Court’s Ruling Relating to the Application of Deemed Interest Payment Provision stipulated in the Money Lending Business Restriction Law” published by the Japanese Institute of Certified Public Accountants (JICPA) on March 15, 2006, the Company decided to post provisions for losses on interest repayments. As a result, the Company expects to record 50 million yen as a “Reserve for losses on interest repayments” for the fiscal year ended March 31, 2006 and will adjust projections accordingly for ordinary income as shown above.
(3)  Net Income
Since stable revenues are now expected to continue from the next fiscal year onward due to the expansion of operating revenue in the 4th Quarter of the fiscal year ended March 31, 2006, the applicable amount for deferred tax accounting has increased. Because of a larger scope in retrievability of deferred income tax assets, despite of a major revision for ordinary income, the Company has a slight revision for net income in comparison with the previous projection.

3.	Statements About Future Projections
These materials contain forward-looking statements about our industry, our business, our plans, and objectives, our financial condition and our results of operations that are based on our current expectations, assumptions, estimates and projections. These forward-looking statements are subject to various risks and uncertainties. These statements discuss future expectations, identify strategies, discuss market trends, contain projections of results of operations or of financial condition, or state other forward-looking information. Known and unknown risks, uncertainties and other factors could cause our actual results to differ materially from and be worse than those contained in or suggested by any forward-looking statement. We cannot promise that our expectations, projections, anticipated results, estimates or other information expressed in or underlying these forward-looking statements will turn out to be correct.
Important risks and factors that could cause our actual results to differ materially from the forward-looking statements include, without limitation:
•	the effect of weak domestic economic conditions;

•	intensified customer acquisition competition by entry of major financial institutions and IT companies;

•	misconduct by an employee or director and our exposure to negative publicity of the consumer or business finance industries generally or us specifically;

•	the effect of potential changes to legislation and accompanying enforcement, and restrictions and regulations associated with domestic or U.S. law;

•	the growing variety of legal means with which debtors can seek protection from creditors;

•	availability of funding on favorable terms and potential changes to government policy, including Japan’s monetary policy;

•	the reliability of information or technological systems and networks;

•	the influence of our president and his family over important decisions;

•	the effect of economic environment over our operating assets portfolio;

•	the effect of the change in investment market environment; and

•	our ability to pursue and maintain profitable joint ventures and strategic alliances;
Risk and uncertainties which may affect our business results are not limited to the factors listed above, as unknown risks and uncertainties may be as yet unexpected to us.